Exhibit 99.4
Sept 23, 2007
Frequently Asked Employee Questions
Arris Group Inc.

1.	What is being announced today?
ARRIS and C-COR today announced that they have reached an agreement to combine the two companies.
The move is designed to create a new company with the technologies, the scale and the critical mass to be a dominant player in the exciting markets in which we operate. Combining the resources and experience of ARRIS and C-COR will produce a new company, unique in its ability to enable voice, video and data services today over Cable infrastructure and ultimately over any network and to any device. It allows us to more readily compete with larger competitors as well as to supply our customer base with a much broader range of product.
The changes happening in our customers’ networks are enormous. In order to play an important role in providing the next generation technologies that will fuel these changes. We believe we will accelerate our profitable growth through this combination with C-COR. The powerful combination of digital video, voice and data capabilities position us extremely well as a key solution supplier to our customers worldwide.
2.	What is the rationale for the transaction?
Expanded Addressable Market
•	Video on Demand & Switched Digital Video Delivery (n5 Video Servers)

•	Video on Demand & Switched Digital Video Management (nAble Session and Edge Resource Manager)

•	Ad Insertion servers and management

•	DOCSIS 2.0/3.0 CMTS/M-CMTS (ARRIS C3 and C4)

•	PacketCable and SIP VoIP CPE (Touchstone EMTA’s)

•	Digital Video, VOD, SDV, and DOCSIS universal Edge QAM’s

•	OSS
o	Cable-Edge Service Assurance Software

o	Work-Force Management Software

o	Policy Management (PCMM & Subscriber Quality of Experience Assurance)
•	Optical and Access Infrastructure
o	Forward Optical Transmitters

o	Fiber Nodes

o	Trunk & Bridge Amplifiers

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Margin Enhancing Transaction
•	Mix shift for the combined company to higher margin Video back-office / OSS revenue

•	Optical and Access business at higher gross margin
Industry Scale
•	$1.2bn in combined LTM sales

•	Largest pure-play cable equipment supplier

•	Improved positioning as industry consolidator

•	With over 2000 employees, the combined sales forces, engineering and R&D, administration, marketing and manufacturing teams will be a formidable adversary to our competitors

•	Adding C-COR ’s video and transport and OSS products to the ARRIS C4 CMTS and D5 Universal EdgeQAM products will enable ARRIS to more fully participate in cable operators’ network upgrade cycle

•	Combined company positioned to provide complete voice, data, and video solutions to the global cable industry
Attractive Growth Opportunities
•	1Ghz upgrades in $3.5bn HFC installed base

•	Next generation Switched Digital Video, VoD and digital ad insertion spending cycle
Broadens Core Customer Relationships
•	Complementary customer strength results in greater revenue diversity for the combined company across core MSO relationships
Scale and platform for innovation
•	With engineering and sales facilities around the world, the new company will have much greater opportunity to develop and produce innovative voice, video and data solutions
3.	Why didn’t we buy Harmonic or BigBand?
ARRIS and C-COR have had a long standing business relationship. The complementary nature of our portfolios has led us to interact often in supporting our common customers. We also have pursued collaborative marketing and sales initiatives on specific opportunities around the world. As we have worked closely over the years, we always felt that combining the two companies would provide us an ideal platform for serving our industry. At the same time we were conscious of what value we placed on a potential deal. A window of opportunity came by and both companies seized the opportunity.

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4.	What are the high level details of the transaction?
•	Offer price of $13.75

•	50% cash /50% stock

•	3.5% convert on C-COR ’s books is expected to convert into C-COR shares prior to closing

•	Symmetrical collar with both companies having walk away rights at low end
5.	What is the financial impact on 2007 earnings? Accretive/Dilutive? How much?
The deal is not expected to close until the first quarter of 2008. Excluding the effects of purchase accounting, the deal will be immediately accretive on a non-GAAP basis. Taking purchase accounting into consideration, we anticipate that the transaction will improve our overall gross margin and it is expected to be accretive with modest synergies by the end of 2008, excluding amortization of intangibles and non-cash equity compensation expense.
6.	When is the transaction expected to close?
The transaction will close when we receive all the customary regulatory reviews including Hart-Scott-Rodino, shareholder vote, etc. The transaction is expected to close in the 1st quarter of 2008.
7.	What level of synergies can be realized post transaction? How?
The primary reason for the transaction is to create a new company that has the product breadth, employee skill sets, and financial resources to maximize our competitive potential against diversified industry suppliers. Right now we need both teams focused on driving the revenue opportunities for each of the product families. Each company needs to execute well on their respective plans and commitments in order for the new combined company to have the flexibility and strength needed to win against our bigger rivals.
However, our strength in part will come from running the business as effectively as possible and so we will of course look for and implement cost synergies where they make sense. Some of the synergies are obvious. Both companies are public and there are costs associated with that – duplicative accounting and legal firms, boards, listing fees, tradeshows etc., will be eliminated. We will go after these aggressively and align the two companies as soon as we get regulatory clearances. There are other savings that can be realized by streamlining our operations. We also expect positive market/revenue synergies between the companies as each company understands the joint opportunities.

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8.	What happens to ARRIS and C-COR management teams?
Details will be outlined after the transaction closes. For now the two companies will operate as independent units until all legal and regulatory clearances are obtained. The respective senior management teams will work together to plan a successful integration, at which time more details will be available on what roles will be taken by various ARRIS and C-COR management.
9.	What will the new company be called and where will it be headquartered?
The new company will be called ARRIS and the Headquarters will be located in Suwanee, Georgia.
10.	What is the new organization going to look like?
Details will be outlined after the transaction is closed. For now the two companies will operate as independent units until all legal, regulatory and shareholder clearances are obtained.
11.	How soon will the integration take place?
It will begin with a planning phase almost immediately. Integration plans will be developed as we progress on getting the regulatory approvals. No changes can occur prior to the close of the transaction.
12.	What will happen to ARRIS and C-COR offices in various regions other than U.S?
It is too early to tell. For now it will be business as usual.
13.	What does this mean to C-COR and ARRIS employees?
Long term it is expected to provide more opportunities for people as our business grows. Immediately, the priority is to stay on track with our commitments to our customers and shareholders. Obviously we need to determine how C-COR’s existing organization structure will combine with ARRIS’ and employees will be kept informed of plans and progress.
14.	Will there be any layoffs/redundancies as a result of this announcement?
ARRIS is merging with C-COR because we see our product range and expertise in voice and data complementary to C-COR’s strengths in RF, Optics, On Demand, Advertising and OSS management tools. The new company will have a broader scope and increased growth opportunities. While there will be some overlap and potential for synergies, very little consolidation is necessary to make the deal profitable. Therefore, careful

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consideration and planning will take place before decisions on synergy are undertaken. Employees will be kept informed of plans and progress.
15.	Will there be any changes to our respective benefit plans?
While it is too early to say anything definitive, there will be some alignment of benefits. As the integration proceeds, this will be a key area of focus. We will be sure to keep you up to date as information becomes available.
16.	Do you expect to lose any customers as a result of this deal?
That is entirely up to all of us together. We are informing our customers at the same time as we are informing our employees. We expect our customers to strongly endorse this acquisition from a strategic standpoint. Everyone at both ARRIS and C-COR needs to stay focused on fulfilling all commitments to existing customers now and as we combine the companyies to ensure we don’t lose any customers.
17.	What is the new Board structure?
ARRIS is pleased to offer one board seat to C-COR as part of the transaction.
18.	What ARRIS products can be sold to C-COR customers? Vice versa?
We both address the same customers, however while ARRIS’ largest customer is Comcast, C-COR’s largest single customer is Time Warner. The expanded portfolio, resources, and skills created by the combination allow the new company to become a very strategic vendor to these two important customers. The same can be said for the majority of the U.S. MSOs. Also scale helps us position the combined company strongly in Europe, Latin America and Asia.
19.	What customers did you talk to as part of your diligence process?
We are under an NDA and can’t reveal who we have talked to as part of the diligence process. Suffice it to say, these are very large customers of C-COR who have validated their products, roadmap and vision for the future. We are highly pleased with the team and welcome them to the ARRIS family. We have also received several congratulatory messages from our customers who have applauded us for our bold move.
20.	Who are the common customers amongst the two companies? What was their revenue contribution in the last twelve months (Q306 – Q207)?
The two companies share virtually all of the largest MSO’s in the world as common customers.
•	ARRIS has reported LTM revenue as follows: Comcast $389.5M, Cox $62.9M, Time Warner $88.1M, Liberty: $73.9M

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•	C-COR has reported LTM revenues as follows: Time Warner $86M, Cox $40M, Comcast $32M
21.	Are you done with the due diligence on C-COR? Are there any specific issues that you think will need more attention than the others?
Yes, the diligence on C-COR is complete. We think C-COR has done very well in executing its strategy to be a leading provider of cable infrastructure solutions to the cable industry. The company is very well respected by our customers and has been able to garner a significant share for its products from marquee customers such as Time Warner, Comcast and Cox. We found the C-COR engineering teams blended well with ours. The culture within the two companies seems similar and we don’t see any issues in integrating the two companies together.
22.	What other acquisitions, if any, are still being considered?
Let’s get this one done first! We are obviously not in a position to disclose our strategy on future acquisitions. Needless to say we will be busy for sometime.
23.	Do you expect any hurdles with the process given that you faced an interloper on the Tandberg transaction?
We believe our offer is a fair offer and provides C-COR shareholders an opportunity to participate in a growth market leveraging the scale of the combined company. While it is difficult to predict whether there will be any interlopers, we and our advisors are fully prepared to deal with that situation when and if it arises.
24.	When did you begin the negotiation process? How much due diligence was done on the company?
The two companies had engaged in high level preliminary discussions on several occasions each of which terminated some time ago. We have actively collaborated on several fronts, Switched Digital Video being the most recent. We started actively discussing a potential acquisition approximately 3 weeks ago.
25.	What financial and legal institutions served as advisors to you and C-COR?
ARRIS is being advised in the transaction by UBS Investment Bank, and Troutman Sanders LLP. C-COR is being advised by Merrill Lynch and Ballard Spahr Andrews and Ingersoll, LLP.

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26.	C-COR has a team developing Edge QAM products as do we . What are your plans regarding those teams? How will you achieve synergies in your engineering efforts?
ARRIS and C-COR, for the most part have complementary product lines with very little overlap. We will evaluate the two product lines and pick the best features that our customers want for the product and will align the roadmaps accordingly. We view the two teams developing the products very complementary and a combination gives us an opportunity to improve our time to market and competitiveness for new features.
27.	What regulatory clearances do we need to get the deal approved? Hart-Scott-Rodino.
28.	Who does C-COR use for its manufacturing?
C-COR has its own manufacturing facility in Tijuana and it also uses Flextronics for any excess manufacturing needs.
29.	What IT systems does the company use?
C-COR primarily uses Oracle for various business applications. It uses Microsoft for e-mail and other office applications.
30.	Are there any common suppliers where the companies can leverage increased scale?
We do have a few common suppliers between the two companies. We don’t believe at this stage that additional volume will result in any meaningful cost reductions. We will however, look for every opportunity to reduce component costs.
31.	Has the integration of the two companies started?
We can’t start the integration process until we get the Hart-Scott-Rodino approval and until we receive approval from our respective shareholders. Once we get those approvals the integration process will begin.
32.	Do you plan to consolidate various ARRIS and C-COR locations?
As of this time there are no formal plans in the works.
33.	Have you negotiated a break up fee as part of the transaction?
Yes. The breakup fee will be 3.00% of the transaction value should C-COR choose a competing offer.
34.	What are the costs of the deal?
We anticipate that the banking, legal and accounting fees will be in the order of $30 million.

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35.	What acquisitions has C-COR previously made? What makes us confident that we will be able to make this work?
C-COR has used its position in the access space very effectively by acquiring businesses from ADC and Philips. It has integrated various product lines and continues to make significant progress on those product lines. It has a healthy VOD and Ad Insertion business that it acquired from nCUBE. There are several individuals on the management team at C-COR who came directly from acquired companies. They have blended the cultures well and are a good match for the ARRIS culture. Integration of large companies is always a challenge, but we will do our best to minimize any disruptions and will keep a razor sharp focus on our execution steps to ensure a smooth integration. We will need the support from each and every employee to make this transaction a success.

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Forward-Looking Statements
The answers above contain forward-looking statements. These statements discuss, among other things, plans for future products; growth in the cable equipment market; growth in demand for high speed access; financial performance following completion of the acquisition, including with respect to margins, tax rates, impact of net operating leases, and accretion and dilution; outlook for the remainder of 2007; the impact of purchase accounting; the ability to derive operational and other synergies; integration and other expenses; expected cash and debt balances; employee and management plans; manufacturing and facility plans; cross-selling opportunities; growth opportunities; the ability to derive strategic benefits; and the timeframe during which the acquisition is expected to close. Statements regarding future events are based on the parties’ current expectations. The statements in this presentation that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” or “plan,” or similar expressions also are forward-looking statements. Actual results may differ materially from those contained in any forward looking statement. Specific factors that could cause such material differences include, among other things, shareholder approval of the acquisition, regulatory approval of the acquisition, the potential impact on the business of C-COR due to uncertainty about the acquisition, strategic and operational decisions that have not yet been made, completion of final tax and purchase accounting analysis, the retention of employees of C-COR, the ability of ARRIS to successfully integrate C-COR’s opportunities, technology, personnel and operations, and customer demand for our products. The above listing of factors is representative and is not intended as an all-encompassing list of such factors. For additional factors please see our Form 10-Q for the quarter ended June 30, 2007. We disclaim any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
In connection with the proposed combination of ARRIS and C-COR, ARRIS will file with the SEC a registration statement on Form S-4, which will include a proxy statement of C-COR and a proxy statement and prospectus of ARRIS. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about ARRIS and C-COR, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to ARRIS Group Inc, 3871 Lakefield Drive, Suwanee, Georgia 30024, Attention: Investor Relations (678) 473-2647, or to C-COR, 60 Decibel Road, State College, Pennsylvania 16801, Attention: Director of Investor Relations (800) 233-2267 ext. 4402.
Participants in the Solicitation
ARRIS, C-COR and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed combination. Information regarding ARRIS’ directors and executive officers is available in the Proxy Statement with respect to ARRIS’ 2007 Annual Meeting of Stockholders filed by ARRIS with the SEC on April 9, 2007. Information regarding C-COR’s directors and executive officers is available in the Proxy Statement with respect to C-COR’s 2006 Annual Meeting of Stockholders filed by C-COR with the SEC on September 15, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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